Exhibit 99.1

Sensus Healthcare Reports Fourth Quarter 2025 Financial Results Highlighted by Publication of Dedicated CPT Codes for SRT to Treat Non-Melanoma Skin Cancer

●	2026 CMS Physician Fee Schedule Final Rule provides a 300% per-fraction increase to delivery code that became effective January 1, 2026

●	Company enters 2026 with reimbursement certainty and strategic visibility, expects sequential-quarter revenue growth in Q1 and full-year profitability

●	Shipped 14 SRT systems in Q4, most in December and none to its historically largest customer, up from six systems in Q3 excluding shipments to its historically largest customer

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 12, 2026) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three and twelve months ended December 31, 2025.

Highlights include the following:

●	Revenues were $4.9 million for the quarter and $27.5 million for the year

●	Net loss was $3.2 million for the quarter and $7.7 million for the year

●	Shipped 14 superficial radiotherapy (SRT) systems during the quarter, including eight in the U.S. and six internationally

●	Shipped 70 SRT systems during the year, including 56 in the U.S. and 14 internationally

●	Ended the year with $22.1 million in cash and cash equivalents and no debt

●	Continued expansion of the Fair Deal Agreement (FDA) program, with 18 active sites and 10 sites pending activation as of year-end

●	Delivered 11,411 FDA treatments to 922 patients during 2025, compared with 1,367 treatments delivered to 264 patients during 2024

●	Entered 2026 with dedicated and exclusive CMS reimbursement codes for SRT technology, providing reimbursement certainty and strategic visibility

Management Commentary

“Following the publication of Current Procedural Terminology (CPT) codes for treating non-melanoma skin cancer with SRT in November – with a per-fraction increase of more than 300% versus prior delivery code – and despite a very tight subsequent selling window in the midst of multiple holidays, we shipped 14 systems in Q4 without any contribution from our historically largest customer, compared with six units in Q3 excluding shipments to that customer,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “With dedicated reimbursement codes now in place, a strong balance sheet with no debt and significantly enhanced physician economics, we look forward to 2026 with greater business control, predictability, and optimism.”

“FDA utilization increased significantly in 2025, with treatments up more than eight-fold versus 2024 and the number of patients treated up by more than 250%. In several cases, the new reimbursement rates served as catalysts for system purchases by FDA customers,” he added. “International demand contributed meaningfully to the fourth quarter with shipments to China, and international markets remain an important component of our growth strategy.”

“Looking to the first quarter of 2026, based on our current pipeline and order activity we expect shipments to exceed fourth quarter 2025 levels without any contribution from our historically largest customer. More broadly, 2026 represents a new operating environment for Sensus, one we intend to fully leverage including by hiring several new sales reps,” Sardano continued. “With attractive reimbursement, a more diversified customer base, new international opportunities and a continued commitment to tight expense management, our objective is to achieve full-year profitability.”

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2025 were $4.9 million, compared with $13.1 million for the fourth quarter of 2024. The decrease was primarily driven by a lower number of units sold, reflecting reduced sales to our largest customer, slightly offset by revenue recognized from the new placements under the FDA program.

Cost of sales for the fourth quarter of 2025 was $3.0 million, compared with $6.0 million in the prior-year quarter. The decrease was primarily related to a lower number of units sold, offset by higher cost of service and costs associated with the new placements under the FDA program.

Gross profit for the fourth quarter of 2025 was $1.9 million, or 38.8% of revenues, compared with $7.1 million, or 54.2% of revenues, for the fourth quarter of 2024. The decrease was primarily driven by lower sales, higher costs of servicing systems and the costs associated with the new placement program.

General and administrative expenses were $1.8 million for the fourth quarter of 2025, compared with $2.4 million in the prior-year quarter. The decrease was primarily due to lower professional fees and compensation costs.

Selling and marketing expenses were $1.4 million for the fourth quarter of 2025, remaining consistent with the prior-year quarter.

Research and development expenses were $1.9 million for the fourth quarter of 2025, compared with $1.6 million for the prior-year quarter. The increase was primarily due to an increase in product development costs related to next-generation systems.

Other income, net of $0.2 million remained consistent with the prior-year quarter.

Net loss for the fourth quarter of 2025 was $3.2 million, or $0.19 per share, compared with net income of $1.5 million, or $0.09 per diluted share, for the fourth quarter of 2024.

Adjusted EBITDA for the fourth quarter of 2025 was negative $3.0 million, compared with $1.9 million for the fourth quarter of 2024. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reason these non-GAAP financial measures are provided.

Cash and cash equivalents were $22.1 million as of December 31, 2025, unchanged from December 31, 2024. The Company had no outstanding borrowings under its revolving line of credit at either year-end. Prepaid inventory was $1.5 million as of December 31, 2025, compared with $3.3 million as of December 31, 2024. Inventories were $14.6 million as of December 31, 2025, compared with $10.1 million as of December 31, 2024.

Full Year Financial Results

Revenues for 2025 were $27.5 million, compared with $41.8 million in 2024. The decrease in revenue was primarily driven by a lower number of units sold, reflecting reduced sales to our largest customer, slightly offset by revenue recognized from the new placements under the FDA program.

Cost of sales for 2025 was $15.6 million, compared with $17.4 million in 2024. The decrease was primarily related to a lower number of units sold offset by significantly higher cost of service and costs associated with the new placements under the FDA program.

Gross profit for 2025 was $11.9 million, or 43.3% of revenue, compared with $24.4 million, or 58.4% of revenue, in 2024. The decrease was primarily driven by lower sales, higher costs of servicing systems and the cost associated with the new placement program.

General and administrative expenses for 2025 were $7.9 million, compared with $7.1 million in 2024. The increase was primarily due to higher professional fees, insurance costs and compensation costs.

Selling and marketing expenses for 2025 were $6.5 million, compared with $5.0 million in 2024. The increase was primarily driven by higher tradeshow costs and, payroll cost due to an increase in headcount.

Research and development expenses for 2025 were $7.8 million, compared with $4.2 million in 2024. The increase was primarily due to significant lobbying costs related to billing code reimbursement, increased headcount and an increase in product development costs related to next-generation systems.

Other income, net of $0.7 million and $0.9 million in the years ended December 31, 2025 and 2024, respectively, relates primarily to interest income.

Net loss for 2025 was $7.7 million, or $0.47 per share, compared with net income of $6.6 million, or $0.41 per diluted share, for full year 2024.

Adjusted EBITDA for 2025 was negative $9.6 million, compared with $8.7 million for 2024.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

  (unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands)	2025	2024	2025	2024
Net (loss) income, as reported	$(3,167)	$1,546	$(7,719)	$6,647
Add:
Depreciation	103	85	386	239
Stock compensation expense	76	122	295	323
Income tax expense (benefit)	174	410	(1,905)	2,375
Interest income, net	(156)	(230)	(683)	(932)
Adjusted EBITDA, non GAAP	$(2,970)	$1,933	$(9,626)	$8,652

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call using this link to receive a dial-in number and PIN to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those unable to pre-register can access the conference call by dialing 844-481-2811 (U.S. and Canada) or 412-317-0676 (International). Please ask the operator to be connected to the Sensus Healthcare conference call.

The call will be webcast live and can be accessed at this link, which is also in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a telephone replay will be available until March 12, 2026, by dialing 855-669-9658 (U.S. and Canada) or 412-317-0088 (International). At the system prompt, enter the replay code 1795391. An archived webcast will be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ‘‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation (including the possibility of tariffs on equipment we export or materials we import), or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission.

To date, the geopolitical uncertainties other than those relating to China have not had any significant impact on our business, but we continue to monitor developments and will address them in future filings, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

Alliance Advisors IR

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

Tables follow

SENSUS HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of December 31,
(in thousands, except shares and per share data)	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,083	$22,056
Accounts receivable, net	6,041	19,731
Inventories	14,563	10,097
Prepaid inventory	1,522	3,347
Other current assets	1,683	1,507
Total current assets	45,892	56,738
Property and equipment, net	1,976	1,997
Deferred tax asset	4,079	2,197
Operating lease right-of-use assets, net	452	581
Other noncurrent assets	640	652
Total assets	$53,039	$62,165
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,343	$4,811
Product warranties	275	329
Operating lease liabilities, current portion	262	204
Deferred revenue, current portion	842	541
Total current Liabilities	4,722	5,885
Operating lease liabilities, net of current portion	209	398
Deferred revenue, net of current portion	10	55
Total liabilities	4,941	6,338
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 17,056,845 issued and 16,465,036 outstanding at December 31, 2025; 17,036,845 issued and 16,495,396 outstanding at December 31, 2024	169	169
Additional paid-in capital	46,090	45,795
Treasury stock, 593,036 and 541,449 shares at cost, at December 31, 2025 and December 31, 2024, respectively	(3,876)	(3,571)
Retained earnings	5,715	13,434
Total stockholders’ equity	48,098	55,827
Total liabilities and stockholders’ equity	$53,039	$62,165

SENSUS HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,939	$13,067	$27,482	$41,807
Cost of sales	3,041	5,960	15,615	17,376
Gross profit	1,898	7,107	11,867	24,431
Operating expenses:
General and administrative	1,764	2,416	7,873	7,147
Selling and marketing	1,401	1,404	6,523	4,978
Research and development	1,882	1,561	7,778	4,216
Total operating expenses	5,047	5,381	22,174	16,341
(Loss) income from operations	(3,149)	1,726	(10,307)	8,090
Other income:
Interest income, net	156	230	683	932
Other income, net	156	230	683	932
(Loss) income before income tax	(2,993)	1,956	(9,624)	9,022
Provision for (benefit from) income taxes	174	410	(1,905)	2,375
Net (loss) income	$(3,167)	$1,546	$(7,719)	$6,647
Net (loss) income per share – basic	$(0.19)	$0.09	$(0.47)	$0.41
diluted	$(0.19)	$0.09	$(0.47)	$0.41
Weighted average number of shares used in computing net (loss) income per share – basic	16,326,058	16,334,502	16,326,937	16,312,351
diluted	16,326,058	16,440,844	16,326,937	16,359,616

# # #